Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2011 Financial and Operating Results and Provides 2012 Capital Budget Detail and Guidance

MIDLAND, Texas--(BUSINESS WIRE)--November 2, 2011--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2011. Highlights for the three months ended September 30, 2011 include:

  Production of 6.3 million barrels of oil equivalent (“MMBoe”) for the third quarter of 2011, an increase of 73% over the third quarter of 2010 and a 13% increase over the second quarter of 2011
  Net income of $356.2 million, or $3.44 per diluted share, for the third quarter of 2011, as compared to net income of $20.8 million, or $0.22 per diluted share, in the third quarter of 2010
  Adjusted net income1 (non-GAAP) of $117.8 million, or $1.14 per diluted share, for the third quarter of 2011, as compared to $71.4 million, or $0.77 per diluted share, for the third quarter of 2010
  EBITDAX2 (non-GAAP) of $349.6 million for the third quarter of 2011, an increase of 90% over the third quarter of 2010

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how we calculate and use EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

Third Quarter 2011 Financial Results

Production for the third quarter of 2011 totaled 6.3 MMBoe (3.9 million barrels of oil (“MMBbls”) and 14.7 billion cubic feet of natural gas (“Bcf”)), an increase of 73% as compared to 3.6 MMBoe (2.5 MMBbls and 7.1 Bcf) produced in the third quarter of 2010 from continuing operations. The increase in production is due in part to the Marbob acquisition in the fourth quarter of 2010 and the Company’s successful 2010 and 2011 drilling program.

Timothy A. Leach, Concho's Chairman, CEO and President, commented, “Our third quarter results reflect outstanding execution by the entire Concho organization. Our team achieved record levels of production and cash flows while finishing the quarter in excellent financial position with a healthy balance sheet and significant liquidity. Looking forward to 2012, we expect to continue our trend of delivering substantial organic production growth while spending within cash flow and focusing on rate-of-return. We will allocate a greater proportion of our 2012 drilling budget to our Delaware Basin Bone Spring play, where we are expanding and testing the multiple horizons across our acreage. With our recent expansion efforts in the Delaware Basin Bone Spring play, I believe that we have assembled a premier acreage position that will enhance our future growth. Looking to the fourth quarter, we remain on track to meet our goals for 2011 and expect the momentum from our operational success to carry into 2012.”

For the third quarter of 2011, the Company reported net income of $356.2 million, or $3.44 per diluted share, as compared to net income of $20.8 million, or $0.22 per diluted share, for the third quarter of 2010. The Company’s third quarter 2011 results were impacted by several non-cash items, including a $387.0 million unrealized mark-to-market gain on commodity derivatives and $0.6 million of leasehold abandonments. Excluding these items and their tax effects, the third quarter 2011 adjusted net income (non-GAAP) was $117.8 million, or $1.14 per diluted share. Excluding these similar items and an impairment of long-lived assets recorded in the third quarter of 2010, our adjusted net income (non-GAAP) for the third quarter of 2010 was $71.4 million, or $0.77 per diluted share. For a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX (defined as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) (gain) loss on sale of assets, net, (9) interest expense, (10) federal and state income taxes, and (11) similar items listed above that are presented in discontinued operations) increased to $349.6 million in the third quarter of 2011, as compared to $184.3 million in the third quarter of 2010. For a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating revenues for the third quarter of 2011 increased 101% when compared to the third quarter of 2010. This increase is attributable to the 73% increase in production, the 19% increase in the Company’s unhedged realized oil price and the 22% increase in the Company’s unhedged realized natural gas price in the third quarter of 2011 compared to the same period in 2010.

Oil and natural gas production expense for the third quarter of 2011, including taxes, totaled $84.1 million, or $13.32 per Boe, a 16% increase per Boe over the third quarter of 2010. This increase was primarily due to higher lease operating expenses and workover costs, in part due to higher third-party labor costs and a prior period underestimate of costs.

Depreciation, depletion and amortization for the third quarter of 2011 totaled $115.7 million, or $18.34 per Boe, a 16% increase per Boe from $57.6 million, or $15.82 per Boe, in the third quarter of 2010. The increase in depletion expense was primarily due to capitalized costs associated with new wells that were successfully drilled and completed in 2010 and 2011 and the Marbob acquisition.

General and administrative expense (“G&A”) for the third quarter of 2011 totaled $22.9 million, or $3.62 per Boe, compared to $15.3 million, or $4.20 per Boe, in the third quarter of 2010. The decrease in per Boe expense in the third quarter of 2011 over the third quarter of 2010 was primarily due to increased production, offset by a 50% increase in absolute G&A costs due in part to increased staffing across the Company and the addition of employees from the Marbob acquisition.

The Company's cash flows from operating activities (GAAP) for the nine months ended September 30, 2011 was $779.0 million, as compared to $402.8 million for the nine months ended September 30, 2010, an increase of 93%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities adjusted for settlements paid on derivatives not designated as hedges, was $701.2 million for the nine months ended September 30, 2011, as compared to $397.5 million for the nine months ended September 30, 2010, an increase of 76%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

In the third quarter of 2011, the Company made net cash payments for settlements on derivatives contracts not designated as hedges of $1.8 million and the non-cash unrealized mark-to-market gain for the derivatives contracts not designated as hedges was $387.0 million. This is compared to net cash receipts of $4.1 million on derivatives contracts not designated as hedges and a $70.2 million non-cash unrealized mark-to-market loss on contracts not designated as hedges in the third quarter of 2010. To better understand the impact of the Company’s derivatives positions and their impact on the statement of operations, please see the “Summary Production and Operating Data” and “Derivatives Information” tables at the end of this press release.

Operations

For the quarter ended September 30, 2011, the Company commenced the drilling of or participated in a total of 223 gross wells (194 operated), 69 of which had been completed as producers and 154 of which were in progress at September 30, 2011. In addition, during the third quarter of 2011, the Company completed 170 wells that were drilled prior to the third quarter of 2011. Currently, the Company is operating 30 drilling rigs in the Permian Basin; 10 of these rigs are drilling Yeso wells in the New Mexico Shelf, 13 are drilling Wolfberry wells in the Texas Permian, 6 are drilling in the Delaware Basin Bone Spring play and 1 rig is drilling Lower Abo wells in the New Mexico Shelf.

New Mexico Shelf

During the third quarter of 2011, the Company drilled 122 wells (105 operated) on its New Mexico Shelf assets, which included both Yeso and Lower Abo wells, with a 100% success rate on the 55 wells that had been completed by September 30, 2011. In addition, during the third quarter of 2011, the Company completed 71 wells that were drilled prior to the third quarter of 2011.

Texas Permian

During the third quarter of 2011, the Company drilled 77 wells (74 operated) on its Texas Permian assets with a 100% success rate on the 12 wells that had been completed by September 30, 2011. In addition, during the third quarter of 2011, the Company completed 77 wells that were drilled prior to the third quarter of 2011.

Delaware Basin

During the third quarter of 2011, the Company drilled 24 wells (15 operated) on its Delaware Basin assets with a 100% success rate on the 2 wells that had been completed by September 30, 2011. In addition, during the third quarter of 2011, the Company completed 22 wells that were drilled prior to the third quarter of 2011. The Company’s net production in the third quarter of 2011 from the Bone Spring play, which includes the Avalon shale, the Bone Spring sands and the Wolfcamp shale, averaged approximately 8,900 Boepd, an increase of 59% over the second quarter of 2011.

2012 Capital Budget

Concho’s capital budget for 2012 is approximately $1.3 billion, which the Company believes will yield production in the range of 27.0 – 28.0 MMBoe. This budget contemplates operating an average of 35 drilling rigs for 2012. The Company estimates that its 2012 capital budget can be funded entirely out of its after-tax cash flow assuming (i) a NYMEX crude oil price of $85 per barrel and a NYMEX natural gas price of $4 per thousand cubic feet of natural gas (“Mcf”) for the Company’s unhedged production and (ii) that the Company achieves the mid-point of its 2012 production guidance. The Company intends to monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget, and resultant estimated production and cash flows, as conditions warrant.

Of the approximately $1.1 billion dedicated to the Company's core areas, approximately $500 million will be dedicated to drilling and recompletion projects on its New Mexico Shelf assets (primarily in the Yeso and Lower Abo plays), approximately $375 million will be dedicated to drilling projects on its Delaware Basin assets (primarily in the Bone Spring play) and approximately $260 million will be dedicated to drilling and recompletion projects on its Texas Permian assets (primarily in the Wolfberry play). The Company expects to drill or participate in a total of 850 gross wells (700 operated), which includes 359 Yeso wells, 13 Lower Abo wells, 113 Bone Spring play wells and 309 Wolfberry wells. The remaining $160 million of capital will be allocated between leasehold acquisition, geological and geophysical (“G&G”), exploratory costs and other ($110 million) and facilities ($50 million).

2012 Guidance

Production:
Oil equivalent (MMBoe)	27.0 - 28.0
Oil (MMBbls)	17.3 - 17.9
Natural gas (Bcf)	58.3 - 60.5

Price differentials to NYMEX:
(excluding the effects of hedging)
Oil (Bbl)	93% - 95%
Natural gas (Mcf)	140% - 160%

Operating costs and expenses:
Lease operating expense:
Direct lease operating expense ($/Boe)	$6.40 - $6.80
Oil & natural gas taxes (% of oil and natural gas revenue)	8.25%

G&A expense:
Cash G&A expense ($/Boe)	$3.25 - $3.50
Non-cash stock based compensation ($/Boe)	$0.80 - $0.90

DD&A expense ($/Boe)	$18.00 - $19.00

Exploration, abandonments and G&G ($/Boe)	$0.50 - $1.50

Cash interest rates:
$300 million senior notes due 2017	8.625%
$600 million senior notes due 2021	7.000%
$600 million senior notes due 2022	6.500%
Remainder of debt	LIBOR + (150 - 250 bps)

Income taxes:	38%
Percent deferred of total taxes	80% - 90%

Capital expenditures ($ in billions)	$1.3

Liquidity Update

Lenders under Concho's revolving credit facility recently completed their semi-annual redetermination of the borrowing base, voting unanimously to reaffirm the $2.5 billion borrowing base and aggregate commitment of $2.0 billion. At September 30, 2011, Concho had $293.0 million outstanding on the credit facility.

Derivative Update

The Company maintains an active hedging program and continued to add to its derivative positions through October 2011. Please see the “Derivatives Information” tables at the end of this press release for more detailed information about the Company’s current derivative positions.

Conference Call Information

The Company will host a conference call on Thursday, November 3, 2011 at 9:00 a.m. Central Time to discuss the third quarter 2011 financial and operating results and the 2012 capital budget and guidance. Interested parties may listen to the conference call via the Company’s website at http://www.concho.com or by dialing (800) 659-2032 (passcode: 39505486). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 60178210).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, liquidity and capital resources, operations, performance, production growth, acquisitions, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K and 10-Q filings and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	September 30,	December 31,
(in thousands, except share and per share data)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$174	$384
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	216,832	136,471
Joint operations and other	168,935	131,912
Related parties	103	169
Derivative instruments	145,671	6,855
Deferred income taxes	-	42,716
Prepaid costs and other	15,381	12,126
Total current assets	547,096	330,633
Property and equipment:
Oil and natural gas properties, successful efforts method	6,687,087	5,616,249
Accumulated depletion and depreciation	(995,261)	(730,509)
Total oil and natural gas properties, net	5,691,826	4,885,740
Other property and equipment, net	53,791	28,047
Total property and equipment, net	5,745,617	4,913,787
Deferred loan costs, net	68,297	52,828
Intangible asset - operating rights, net	33,811	34,973
Inventory	26,349	28,342
Noncurrent derivative instruments	90,752	2,233
Other assets	10,864	5,698
Total assets	$6,522,786	$5,368,494
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$6,781	$39,943
Related parties	25	1,197
Other current liabilities:
Bank overdrafts	56,892	12,314
Revenue payable	143,605	57,406
Accrued and prepaid drilling costs	291,151	215,079
Derivative instruments	1,960	97,775
Deferred income taxes	52,521	-
Other current liabilities	108,751	83,275
Total current liabilities	661,686	506,989
Long-term debt	1,789,532	1,668,521
Deferred income taxes	972,346	720,889
Noncurrent derivative instruments	-	51,647
Asset retirement obligations and other long-term liabilities	41,583	36,574
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 103,724,471 and 102,842,082
shares issued at September 30, 2011 and December 31, 2010, respectively	104	103
Additional paid-in capital	1,919,397	1,874,649
Retained earnings	1,141,699	510,737
Treasury stock, at cost; 51,499 and 31,963 shares at September 30, 2011 and December 31, 2010,
respectively	(3,561)	(1,615)
Total stockholders’ equity	3,057,639	2,383,874
Total liabilities and stockholders’ equity	$6,522,786	$5,368,494

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2011	2010(a)	2011	2010(a)
Operating revenues:
Oil sales	$332,659	$177,601	$957,833	$489,681
Natural gas sales	121,809	48,190	303,707	134,598
Total operating revenues	454,468	225,791	1,261,540	624,279
Operating costs and expenses:
Oil and natural gas production	84,050	41,762	217,285	111,534
Exploration and abandonments	3,498	3,617	4,624	5,648
Depreciation, depletion and amortization	115,730	57,624	304,899	157,394
Accretion of discount on asset retirement obligations	751	349	2,170	1,006
Impairments of long-lived assets	-	1,922	76	5,667
General and administrative (including non-cash stock-based compensation of $4,673 and $3,152 for the three months ended September 30, 2011 and 2010, respectively, and $13,866 and $8,854
for the nine months ended September 30, 2011 and 2010, respectively)	22,873	15,285	66,883	46,824
Bad debt expense	-	6	-	578
(Gain) loss on derivatives not designated as hedges	(385,222)	66,107	(296,962)	(62,229)
Total operating costs and expenses	(158,320)	186,672	298,975	266,422
Income from operations	612,788	39,119	962,565	357,857
Other income (expense):
Interest expense	(32,881)	(12,036)	(84,201)	(34,293)
Other, net	(2,503)	(3,521)	(4,590)	(3,898)
Total other expense	(35,384)	(15,557)	(88,791)	(38,191)
Income from continuing operations before income taxes	577,404	23,562	873,774	319,666
Income tax expense	(221,199)	(7,392)	(334,000)	(118,375)
Income from continuing operations	356,205	16,170	539,774	201,291
Income from discontinued operations, net of tax	-	4,605	91,188	11,195
Net income	$356,205	$20,775	$630,962	$212,486
Basic earnings per share:
Income from continuing operations	$3.47	$0.18	$5.27	$2.23
Income from discontinued operations, net of tax	-	0.05	0.88	0.12
Net income per share	$3.47	$0.23	$6.15	$2.35
Weighted average shares used in basic earnings per share	102,733	91,182	102,517	90,361
Diluted earnings per share:
Income from continuing operations	$3.44	$0.18	$5.21	$2.20
Income from discontinued operations, net of tax	-	0.04	0.88	0.12
Net income per share	$3.44	$0.22	$6.09	$2.32
Weighted average shares used in diluted earnings per share	103,696	92,440	103,613	91,631

(a) Retrospectively adjusted for presentation of discontinued operations.

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2011	2010(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$630,962	$212,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	304,899	157,394
Impairments of long-lived assets	76	5,667
Accretion of discount on asset retirement obligations	2,170	1,006
Exploration and abandonments, including dry holes	807	3,995
Non-cash compensation expense	13,866	8,854
Bad debt expense	-	578
Deferred income taxes	312,199	107,261
Loss on sale of assets	3,129	24
Gain on derivatives not designated as hedges	(296,962)	(62,229)
Discontinued operations	(82,118)	19,041
Other non-cash items	309	3,760
Changes in operating assets and liabilities:
Accounts receivable	(125,091)	(35,505)
Prepaid costs and other	(8,420)	(700)
Inventory	1,204	(4,673)
Accounts payable	(34,334)	(8,127)
Revenue payable	86,199	9,716
Other current liabilities	(29,909)	(15,792)
Net cash provided by operating activities	778,986	402,756
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(932,770)	(486,903)
Acquisition of oil and natural gas properties	(113,438)	(17,730)
Additions to other property and equipment	(29,954)	(3,750)
Proceeds from the sale of assets	196,252	790
Settlements paid on derivatives not designated as hedges	(77,835)	(5,231)
Net cash used in investing activities	(957,745)	(512,824)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	2,079,000	840,500
Payments of long-term debt	(1,949,500)	(998,000)
Net proceeds from issuance of common stock	-	219,308
Exercise of stock options	7,661	4,371
Excess tax benefit related to stock-based compensation	23,222	8,968
Payments for loan origination costs	(24,466)	(2,299)
Purchase of treasury stock	(1,946)	(793)
Bank overdrafts	44,578	35,136
Net cash provided by financing activities	178,549	107,191
Net decrease in cash and cash equivalents	(210)	(2,877)
Cash and cash equivalents at beginning of period	384	3,234
Cash and cash equivalents at end of period	$174	$357
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $73 and $119 capitalized interest	$60,752	$27,627
Cash paid for income taxes	$15,610	$17,771

(a) Retrospectively adjusted for presentation of discontinued operations.

Concho Resources Inc.
Summary Production and Operating Data
Unaudited

The following table sets forth summary information from our continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Production and operating data:
Net production volumes:
Oil (MBbl)	3,869	2,460	10,501	6,613
Natural gas (MMcf)	14,652	7,098	38,929	19,081
Total (MBoe)	6,311	3,643	16,989	9,793

Average daily production volumes:
Oil (Bbl)	42,054	26,739	38,465	24,223
Natural gas (Mcf)	159,258	77,152	142,596	69,894
Total (Boe)	68,597	39,598	62,231	35,872

Average prices:
Oil, without derivatives (Bbl)	$85.98	$72.20	$91.21	$74.05
Oil, with derivatives (Bbl) (a)	$83.90	$72.62	$82.77	$72.24
Natural gas, without derivatives (Mcf)	$8.31	$6.79	$7.80	$7.05
Natural gas, with derivatives (Mcf) (a)	$8.74	$7.39	$8.25	$7.60
Total, without derivatives (Boe)	$72.01	$61.98	$74.26	$63.75
Total, with derivatives (Boe) (a)	$71.73	$63.43	$70.06	$63.59

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.42	$5.57	$6.72	$5.88
Oil and natural gas taxes	$5.90	$5.89	$6.07	$5.51
Depreciation, depletion and amortization	$18.34	$15.82	$17.95	$16.07
General and administrative	$3.62	$4.20	$3.94	$4.78

(a)	Includes the effect of the cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the consolidated statements of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010

Gain (loss) on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$(8,051)	$1,034	$(88,679)	$(11,951)
Cash receipts from natural gas derivatives	6,263	4,258	17,468	10,378
Cash payments on interest rate derivatives	-	(1,224)	(6,624)	(3,658)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	387,010	(70,175)	374,797	67,460
Gain (loss) on derivatives not designated as hedges	$385,222	$(66,107)	$296,962	$62,229

	The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash payments on/receipts from commodity derivatives that are presented in gain (loss) on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) (gain) loss on sale of assets, net, (9) interest expense, (10) federal and state income taxes, and (11) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Our EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by us, may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team, and by other users, of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010

Net income	$356,205	$20,775	$630,962	$212,486
Exploration and abandonments	3,498	3,617	4,624	5,648
Depreciation, depletion and amortization	115,730	57,624	304,899	157,394
Accretion of discount on asset retirement obligations	751	349	2,170	1,006
Impairments of long-lived assets	-	1,922	76	5,667
Non-cash stock-based compensation	4,673	3,152	13,866	8,854
Bad debt expense	-	6	-	578
Unrealized (gain) loss on derivatives not designated as hedges	(387,010)	70,175	(374,797)	(67,460)
Loss on sale of assets, net	1,674	193	3,129	24
Interest expense	32,881	12,036	84,201	34,293
Income tax expense	221,199	7,392	334,000	118,375
Discontinued operations	-	7,030	(83,306)	22,729
EBITDAX	$349,601	$184,271	$919,824	$499,594

Adjusted Net Income

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flows from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2011	2010	2011	2010

Net income - as reported	$356,205	$20,775	$630,962	$212,486

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on commodity and interest rate derivatives	(387,010)	70,175	(374,797)	(67,460)
Impairments of long-lived assets	-	1,922	76	5,667
Leasehold abandonments	639	3,176	795	3,903
Discontinued operations:
Impairments of long-lived assets	-	-	-	3,567
Gain on sale of assets	-	-	(141,950)	-
Tax impact (a)	147,980	(24,614)	197,065	20,100
Adjusted net income	$117,814	$71,434	$312,151	$178,263

Adjusted basic earnings per share:
Adjusted net income per share	$1.15	$0.78	$3.04	$1.97
Weighted average shares used in adjusted basic earnings per share	102,733	91,182	102,517	90,361

Adjusted diluted earnings per share:
Adjusted net income per share	$1.14	$0.77	$3.01	$1.95
Weighted average shares used in adjusted diluted earnings per share	103,696	92,440	103,613	91,631

(a) The tax impact is computed utilizing the Company's statutory effective federal and state income tax rates. The income tax rates for the three months ended September 30, 2011 and 2010, were 38.3% and 32.7%, respectively, and 38.2% and 37.0% for the nine months ended September 30, 2011 and 2010, respectively.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP).

	Nine Months Ended
	September 30,
(in thousands)	2011	2010

Cash flows from operating activities (a)	$778,986	$402,756
Settlements paid on derivatives not designated as hedges (b)	(77,835)	(5,231)
Adjusted cash flows	$701,151	$397,525

(a)	Cash flows from operating activities includes net reductions of $110.4 million and $55.1 million for the nine months ended September 30, 2011 and 2010, respectively, associated with changes in working capital items. Changes in working capital items adjust for the timing of receipts and payments of actual cash.

(b)	Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the three and nine months ended September 30, 2011 and 2010.

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010

Property acquisition costs:
Proved	$-	$3,762	$69,148	$17,501
Unproved	42,432	10,874	117,772	31,903
Exploration	138,170	74,740	410,089	136,673
Development	233,062	88,310	567,547	334,222
Total costs incurred for oil and natural gas properties	$413,664	$177,686	$1,164,556	$520,299

(a)				The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2011	2010	2011	2010

Proved property acquisition costs	$-	$-	$148	$-
Exploration costs	198	321	838	573
Development costs	1,342	197	2,094	(1,227)
Total	$1,540	$518	$3,080	$(654)

Concho Resources Inc.
Derivatives Information at November 2, 2011
Unaudited

The table below provides data associated with our derivatives at November 2, 2011.

	Fourth Quarter
	2011	2012	2013	2014	2015

Oil Swaps:
Volume (Bbl)	3,133,436	11,308,000	7,434,000	1,248,000	600,000
NYMEX price (Bbl) (a)	$89.00	$93.85	$94.29	$83.94	$84.50

Natural Gas Swaps:
Volume (MMBtu)	3,069,000	300,000	-	-	-
NYMEX price (MMBtu) (b)	$6.62	$6.54	-	-	-

Natural Gas Basis Swaps:
Volume (MMBtu)	1,800,000	-	-	-	-
Price differential ($/MMBtu) (c)	$0.76	-	-	-	-

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.

CONTACT:
Concho Resources Inc.
Toffee McAlister, 432-683-7443
Director, Investor Relations & Corporate Communications